UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

PREDICTIVE ONCOLOGY INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Predictive Oncology Inc., a Delaware corporation (“Predictive” or the “Company”), is filing materials contained in this Schedule 14A with the U.S. Securities and Exchange Commission (the “SEC”) as definitive additional materials pursuant to Rule 14a-6(b) under the Securities Exchange Act of 1934, as amended, in connection with the solicitation of proxies by the Board of Directors for the Company’s Special Meeting of Stockholders to be held on August 10, 2021 (the “Special Meeting”). On July 7, 2021, Predictive filed a definitive proxy statement and a definitive form of proxy card with the SEC in connection with the Special Meeting.

These definitive additional materials were first sent or made available to stockholders on or about July 20, 2021.

Letter to Stockholders Issued on July 20, 2021

Attached hereto is a letter to the Company’s stockholders (the “Letter”) that Predictive issued on July 20, 2021, recommending that the Company’s stockholders vote “for” each of the proposals to be voted on at the Special Meeting.

2915 Commers Drive, Suite 900 Eagan, MN 55121 651.389.4800 phone ● 651.389.4801 fax

July 20, 2021

Dear Shareholder,

We recently mailed you a package containing proxy voting material for our Special Shareholders’ meeting to be held on August 10, 2021.

According to our records we have not yet received your vote.

Your vote is very important, regardless of the number of shares you own.

Please take a moment to vote your shares by following the instructions in your proxy materials to vote online, by telephone or via mail.

Below are some voting points you may want to consider as to why the Company ask for your “For” votes:

Voting Points

1.	To approve an amendment to the Company’s certificate of incorporation to increase the number of authorized shares of Company common stock from 100,000,000 to 200,000,000 (the “Charter Proposal”).

The company has nearly maximized the current number of authorized shares predominantly due to cash funding through direct registered and PIPE raises necessary to fortify the cash position, pay off an egregious loan collateralized by the assets of the company, solidify its equity position, and remove the going concern qualification issued by the company auditors since inception. Additionally, prior to the successful raises the company had an equity line crucial to maintaining operating expenses.

a.	Doubling the authorized shares, in itself, does not cause dilution. It provides another strength for the company to further develop internal projects by hiring qualified scientists and technicians in a competitive environment.
b.	It allows the company to act from strength for external business development through acquisitions, mergers, and partnerships. Supplemental products and services enhancing our portfolio presents strength in our negotiations with pharma for drug discovery and drug repurposing.
c.	The increase allows the company to amend its 2012 stock incentive plan for additional authorized shares crucial to retaining current employee, enticing new employees, and offering reward to employees for challenges met in producing viable products. The AI and machine learning arena is highly competitive.
d.	Unlikely as it may seem the company may need to secure additional cash to proceed to clinical trials for new drug development.

While all of the above, through increasing our outstanding shares (if and when it becomes necessary) does dilute shareholders it will more importantly enable the company to achieve its goals: a strong revenue stream, profitability and an ever increasing EPS. Accordingly, the price per share should increase as represented by independent market analysts, thus increasing the value of the shares.

2.	To approve an amendment to the Amended and Restated 2012 Stock Incentive Plan (the “Amended and Restated Plan”) to increase the reserve of shares of common stock authorized for issuance thereunder by 1,500,000, to 3,250,000 (the “Plan Proposal”).

The current plan leaves minimal availability for providing stock options to current and prospective employees.

a.	In the current life sciences corporate environment, the company is competing against the entire country including large corporations for retaining and hiring employees. We must be able to provide incentive for joining our company, staying employed here and for achievement. Losing key people who have worked over the years with us as we now are moving into revenue production would be a setback; especially if we can’t replace them because we don’t equal or better benefit packages.

3.	To approve, pursuant to NASDAQ Listing Rule 5635(d), the issuance of additional shares of common stock of the Company pursuant to a previously approved equity line of credit arrangement (the “Equity Line Proposal”).

The original equity line for $15M was passed by the shareholders in a previous year. Due to SEC caps, we were limited in selling shares under the line. There is still more than $9M available on this line. We have already incurred the expenses involved to secure the line and would like it reinstated as support for our cash and equity position. We may not use it in the near term, which bears no cost to the company.

4.	To ratify the appointment of Baker Tilly Virchow Krause, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021 (the “Auditor Proposal”).

Routine proposal for ratification of our auditors.

5.	To approve a proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies for proposal of the Charter Proposal, the Plan Proposal, the Equity Line Proposal and/or the Auditor Proposal, as applicable, in the event that there are not sufficient votes at the time of the Special Meeting to approve any such proposal.

This is a rudimentary proposal to allow the company time to solicit additional votes if a quorum is not met.

Please disregard this letter if you have already voted your shares. However, if upon reflection you have already voted “No” and decide to change your vote you may do so by simply reentering your votes online, by telephone, and via mail.

Thank you for your support and cooperation. Most of all thank you for investing!

FOR THESE REASONS, PLEASE VOTE "FOR" THESE PROPOSALS

For additional information please refer to the proxy statement available at www.sec.gov and Predictive’s investor relations web site at http://www.proxypush.com/poai. If you have any questions, or need assistance in voting, please contact our proxy solicitor Regan & Associates, Inc. , at (212) 587-3005 or 800-737-3426.

Sincerely,

J. Melville Engle

Chief Executive Officer and Chairman of the Board